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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                               SCHEDULE 14D-9/A

                     Solicitation/Recommendation Statement
                         Pursuant to Section 14(d)(4)
                    of the Securities Exchange Act of 1934

                                AMENDMENT NO. 6

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                         SANTA FE PACIFIC CORPORATION
                           (Name of Subject Company)

                         SANTA FE PACIFIC CORPORATION
                     (Name of Person(s) Filing Statement)

                    Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                          Common Stock - 802183 10 3
                     (CUSIP Number of Class of Securities)

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                              Jeffrey R. Moreland
                   Vice President - Law and General Counsel
                         Santa Fe Pacific Corporation
                              1700 East Golf Road
                        Schaumburg, Illinois 60173-5860
                                (708) 995-6000

      (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

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                                   Copy to:
                                Scott J. Davis
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                         Chicago, Illinois 60603-3441
                                (312) 782-0600

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STATEMENT IN RESPONSE TO BURLINGTON NORTHERN/SANTA FE OFFER

     Santa Fe Pacific Corporation (the "Company") hereby amends and supplements its statement on Schedule 14D-9 (the "Original Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") on December 23, 1994 as amended by Amendments No. 1 through 5 thereto. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Schedule 14D-9.


ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED.

     The information set forth in the Form of Press Release dated January 30, 1995, attached hereto as Exhibit 31, is incorporated herein by reference.

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ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

                                 EXHIBIT INDEX

Exhibit No.                               Description
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Exhibit 31      - Form of Press Release dated January 30, 1995.



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

January 30, 1995                       /s/ Jeffrey R. Moreland
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     (Date)                            Jeffrey R. Moreland
                                       Vice President - Law
                                       and General Counsel